Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Darrow Associates (201) 220-2678

aziegler@darrowir.com www.usecology.com

US ECOLOGY ANNOUNCES APPOINTMENT OF MACK L. HOGANS

TO ITS BOARD OF DIRECTORS

Boise, Idaho, February 12, 2021 -- US Ecology, Inc. (“US Ecology” or the “Company”) [NASDAQ-GS:ECOL] is pleased to announce the appointment of Mack L. Hogans as a new independent director of its Board of Directors (the “Board”), increasing the number of directors to ten (10), nine of whom are independent.

Jeffrey R. Feeler, Chairman and Chief Executive Officer, commented, “We are pleased to have Mack join our Board. His extensive experience in leadership, strategy, M&A, governance and ESG programs, combined with extensive public board experience, will be a welcomed addition to our Board, complementing the talent of our existing Board members. We welcome Mack's immediate contributions to position US Ecology to be the premier provider of comprehensive environmental services and look forward to his perspectives as we execute our strategy.”

Hogans, who runs his own consulting firm, was a former executive at Weyerhaeuser Company (NYSE:WY), a timberlands and wood products company, retiring in 2004 where he served twenty-five (25) years in various leadership roles including Corporate Communications, Environmental, Health and Safety, Governmental Affairs, E-commerce and Supply Chain Management. Prior to joining Weyerhaeuser in 1979, Mr. Hogans worked for the U.S. Forest Service, Maryland National Capital Parks and Planning Commission, and the National Park Service. He also serves as a director at Boise Cascade Company (NYSE:BCC) (since 2014), a producer of plywood and engineered wood products, where he currently serves as lead independent director.

Mr. Hogans has a Bachelor of Science degree in forestry and natural resources from the University of Michigan and a Master of Science degree in forest resources from the University of Washington.

About US Ecology, Inc.

US Ecology is a leading provider of environmental services to commercial and government entities. The Company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.